Exhibit (10)

Agreement with Charles E. Dana

By action taken in 1995 and 1997, Owens Corning agreed to provide Charles E. Dana a supplemental pension benefit, under Owens Corning’s pension plan formula in existence on his employment date, determined as if he had earned 1½ years of service for each year worked, provided that he remains an Owens Corning employee for no less than ten years following his November 15, 1995 employment date.